Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On February 6, 2026, Catheter Precision, Inc., a Delaware corporation ("VTAK") entered into an Acquisition Purchase Agreement with SEG Jets, whereby VTAK agreed to acquire 19.98% of the issued and outstanding shares of common stock of Fly Flyte, Inc. (FLYTE Interests), a New York corporation ("FLYTE") , in consideration for VTAK agreeing to issue and sell in a private placement 5,250 shares of VTAK’s Series D Preferred Stock representing $5,250,000 of stated value of Series D Preferred Stock.

On March 9, 2026, VTAK, entered into a Securities Purchase Agreement (the "Purchase Agreement"), by and between VTAK and Creatd, Inc., a Nevada corporation ("Seller"), pursuant to which, subject to the terms and conditions set forth therein, Seller will sell to VTAK, and VTAK will purchase from Seller, (i) 800,200 shares of the issued and outstanding shares of common stock, par value $0.001 per share, of Fly Flyte (the "Shares"), representing 80.02% of the issued and outstanding common stock of Fly Flyte, and (ii) 100% of the membership interests (the "Membership Interests") of Ponderosa Air, LLC, a New York limited liability company ("Ponderosa") (collectively, the "Transaction"). Upon consummation of the Transaction, VTAK will own 100% of (x) the issued and outstanding common stock of Fly Flyte and (y) the Membership Interests of Ponderosa. Prior to the Transaction, VTAK owned 199,800 shares of Fly Flyte common stock, representing 19.98% of the issued and outstanding common stock of Fly Flyte.

The Purchase Agreement provides that the aggregate purchase price for the Shares and the Membership Interests shall be $11,554,827 (the "Purchase Price"), comprised of: (i) $5,776,827 in cash, payable as follows: (A) $776,827 due within three (3) Business Days of the Closing Date (the "Initial Closing Date Payment"); and (B) $5,000,000 payable pursuant to that certain promissory note (the "Promissory Note"), in monthly installments from April 2026 through December 2026; and (ii) $5,778,000 to be satisfied by the issuance to Seller of 5,778 shares of VTAK's Series D Preferred Stock, par value $0.0001 per share and a stated value of $1,000 per share (the "Preferred Shares"), within three (3) Business Days following and contingent upon receipt of shareholder approval in accordance with all applicable laws, New York Stock Exchange ("NYSE") rules and regulations, and VTAK's organizational documents (the "Shareholder Approval"), having the rights, preferences and privileges set forth in VTAK's Certificate of Designations.

Private Placements

On February 6, 2026, VTAK entered into a securities purchase agreement with certain accredited investors for a private placement financing and issued an aggregate of (i) 392,608 shares of the Company's common stock, par value $0.0001 per share, at a per share purchase price of $1.43 and (ii) 1,617 shares of newly designated Series C-1 Convertible Preferred Stock par value $0.0001 per share, with a stated value of $1,000 per share for gross proceeds of $2.2 million, net of $0.2 million in issuance costs (the “February Private Placement”).

On March 9, 2026, VTAK entered into a securities purchase agreement, to fund the Transaction, with certain accredited investors for the issuance and sale of 1,853 shares of Series C-1 Convertible Preferred Stock, initially convertible into up to 1,295,805 shares of Common Stock at an initial conversion price of $1.43 per share, for aggregate gross proceeds of $1,853,000 (collectively, with the February Private Placement, the “Private Placements”).

Basis for Pro Forma Presentation

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined balance sheet data assumes the Transaction took place on December 31, 2025 and combines the audited VTAK and Fly Flyte historical balance sheets on December 31, 2025. The unaudited pro forma combined statement of operations for the year ended December 31, 2025 combines the audited consolidated statement of operations of VTAK and Fly Flyte for the year ended December 31, 2025 giving effect to the Transaction as if it had been consummated on January 1, 2025, the beginning of the earliest period presented.

A pro forma combined balance sheet as of March 31, 2026 has not been presented because the effects of the Transaction are already reflected in the Company's consolidated balance sheet as of March 31, 2026 included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026. An unaudited pro forma combined statement of operations for the three months ended March 31, 2026 has not been presented because the Transaction was consummated early in the Company's 2026 fiscal year, and the unaudited pro forma combined statement of operations for the year ended December 31, 2025, together with the Company's historical results of operations for the quarterly period ended March 31, 2026, are not materially affected by the omission of separate pro forma interim statement of operations information.

The unaudited pro forma combined financial information and corresponding notes to the unaudited pro forma combined financial information were derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

●

The historical audited consolidated financial statements of VTAK as of and for the fiscal year ended December 31, 2025, as included in VTAK's Annual Report on Form 10-K filed with the SEC on March 31, 2026, which is incorporated by reference herein;

●	The historical audited consolidated financial statements of Fly Flyte as of and for the fiscal year ended December 31, 2025, as included herein;

The unaudited pro forma combined financial information gives effect to the accounting for the Transaction (the "Transaction Accounting Adjustments" or "Adjustments").

The following unaudited pro forma combined financial information gives effect to the Transaction, which includes adjustments for the following:

●	Adjustments to reflect purchase accounting under ASC 805;

●	The Private Placements; and

●	Non-recurring transaction costs in connection with the Transaction.

Accounting for the Transaction

The Transaction has been accounted for as a business combination using the acquisition method with VTAK assumed to be the accounting acquirer in accordance with Accounting Standards Codification 805, Business Combinations ("ASC 805"). Under this method of accounting, the consideration transferred has been allocated to Fly Flyte's and Ponderosa's assets acquired and liabilities assumed based upon their estimated fair values at the closing date. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed will be recorded as goodwill by VTAK.

Because VTAK obtained control of Fly Flyte through a series of equity interest acquisitions, by acquiring 19.98% and 80.02% on February 6, 2026 and March 9, 2026, respectively, the Transaction is accounted for as a business combination achieved in stages under ASC 805.

In a business combination achieved in stages, ASC 805 requires the acquirer to remeasure its previously held equity interest in the acquiree to its acquisition-date fair value, with any resulting gain or loss recognized in earnings on the acquisition date. Furthermore, the fair value of the previously held equity interest is included in the measurement of consideration transferred. See Note 3.

The pro forma transaction accounting adjustments are based upon currently available information and certain assumptions that VTAK's management believes are reasonable and factually supportable as of the date of this filing. The unaudited pro forma combined financial statements are presented for informational purposes only and are not intended to present or be indicative of what the results of operations or financial position would have been had the events actually occurred on the date indicated, nor are they meant to be indicative of future results of operations or financial position for any future period or as of any future date. Future results may differ significantly from the pro forma amounts presented. The unaudited pro forma combined financial statements do not include any adjustments not otherwise described herein; they do not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings, operating synergies or dis-synergies that may result from the Transaction. In the opinion of VTAK's management, all adjustments necessary to present fairly the pro forma financial information have been made.

Unaudited Pro Forma Combined Balance Sheets

(in thousands)

	As of December 31, 2025
	Catheter Precision, Inc. (Historical)	Fly Flyte, Inc. (Historical)	Transaction Adjustments		Private Placements		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$88	$26	$(1,239)	A	$3,731	D	$2,606
Accounts receivable, net	155	2	-		-		157
Inventories	86	-	-		-		86
Prepaid expenses and other current assets	61	-	-		-		61
Total current assets	390	28	(1,239)		3,731		2,910
Property and equipment, net	64	56	-		-		120
Operating lease right-of-use assets, net	162	557	-		-		719
Intangible assets, net	15,236	-	7,450	A	-		22,686
Goodwill	-	-	10,484	A	-		10,116
			(368)	B
Other non-current assets	8	52	-		-		60
Total assets	$15,860	$693	$16,327		$3,731		$36,611
Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$1,492	$55	$-		$-		$1,547
Accrued expenses	1,697	783	(150)	A	-		2,380
			50	C
Accrued expenses due to related parties	-	6	-		-		6
Deferred revenue	-	35	-		-		35
Due to parent	-	2,079	(2,079)	A	-		-
Current portion of notes payable due to related parties	-	365	-		-		365
Current portion of notes payable	-	450	-		-		450
Convertible notes payable, at fair value	298	964	-		-		1,262
Short-term notes payable of variable interest entities due to related parties	306	-	-		-		306
Current portion of royalties payable due to related parties	51	-	-		-		51
Current portion of operating lease liabilities	63	332	-		-		395
Total current liabilities	3,907	5,069	(2,179)		-		6,797
Royalties payable due to related parties	792	-	-		-		792
Operating lease liabilities	101	234	-		-		335
Notes payable of variable interest entities, net of discount	1,330	-	-		-		1,330
Notes payable due to related parties	1,748	-	-		-		1,748
Notes payable	-	64	-		-		64
Promissory note payable, net of discount	-	-	4,788	A	-		4,788
Deferred consideration	-	-	8,726	A	-		8,726
Deferred tax liability	1,331	-	368	B	-		1,699
Total liabilities	9,209	5,367	11,703		-		26,279
Stockholders’ equity (deficit):
Preferred stock	-	-	-		-		-
Common stock	-	-	-		-		-
Additional paid‑in capital	316,589	12,493	(12,493)	A	3,731	D	320,320
Accumulated deficit	(309,535)	(17,167)	17,167	A	-		(309,585)
			(50)	C
Total stockholders’ equity (deficit) attributable to stockholders of Catheter Precision, Inc.	7,054	(4,674)	4,624		3,731		10,735
Equity attributable to noncontrolling interests	(403)	-	-		-		(403)
Total stockholders’ equity (deficit)	6,651	(4,674)	4,624		3,731		10,332
Total liabilities and stockholders’ equity (deficit)	$15,860	$693	$16,327		$3,731		$36,611

See accompanying notes to the pro forma combined financial statements

Unaudited Pro Forma Combined Statements of Operations

(in thousands)

	Year Ended December 31, 2025
	Catheter Precision, Inc. (Historical)	Fly Flyte, Inc. (Historical)	Reclass Adjustment		Transaction Adjustments		Private Placements		Pro Forma Combined
Revenues	$819	$986	$-		$-		$-		$1,805
Cost of revenues	63	691	-		-		-		754
Gross profit	756	295	-		-		-		1,051
Operating expenses:
Selling, general and administrative	12,075	5,098	94	AA	50	BB	-		17,317
Sales and marketing	-	94	(94)	AA	-		-		-
Research and development	862	-	-		-		-		862
Acquired in-process research and development	1,967	-	-		-		-		1,967
Loss on impairment of intangible assets	6,995	-	-		-		-		6,995
Gain on disposal of assets	-	(290)	-		-		-		(290)
Depreciation and amortization	-	95	-		523	CC	-		618
Total operating expenses	21,899	4,997	-		573		-		27,469
Operating loss	(21,143)	(4,702)	-		(573)		-		(26,418)
Other income (expenses), net
Interest income	34	-	-		-		-		34
Interest expense	(95)	(95)	-		(212)	DD	-		(402)
Interest expense due to related parties	(186)	(31)	-		-		-		(217)
Change in fair value of royalties payable due to related parties	5,709	-	-		-		-		5,709
Change in fair value of convertible notes payable	2	(189)	-		-		-		(187)
Gain on loan settlement	-	520	-		-		-		520
Loss on litigation settlement	-	(300)	-		-		-		(300)
Loss on debt extinguishment	(3,260)	-	-		-		-		(3,260)
Net loss on trading debt securities	(564)	-	-		-		-		(564)
Other expenses, net	(2)	-	-		-		-		(2)
Total other income (expenses), net	1,638	(95)	-		(212)		-		1,331
Loss from operations before income tax provision (benefit)	(19,505)	(4,797)	-		(785)		-		(25,087)
Income tax provision (benefit)	(1,810)	-	-		-		-		(1,810)
Net loss	(17,695)	(4,797)	-		(785)		-		(23,277)
Less: Net loss attributable to noncontrolling interests	(512)	-	-		-		-		(512)
Net loss attributable to stockholders of Catheter Precision, Inc.	$(17,183)	$(4,797)	$-		$(785)		$-		$(22,765)

Net loss per share, basic and diluted	$(15.90)						$-		$(15.45)
Weighted average common shares used in computing net loss per share, basic and diluted	1,080,617						392,608	EE	1,473,225

See accompanying notes to the pro forma combined financial statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, of the Securities Act. The historical information of VTAK and Fly Flyte is presented in accordance with GAAP.

The unaudited pro forma combined financial information is prepared using the acquisition method of accounting in accordance with the business combination accounting guidance under ASC 805, with VTAK as the accounting acquirer for the Transaction. Under ASC 805, assets acquired and liabilities assumed in a business combination are recognized and measured at the closing date fair value. Transaction costs associated with a business combination are expensed as incurred. The excess of consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The unaudited pro forma combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the integration costs that may be incurred. The pro forma adjustments represent VTAK's best estimates and are based upon currently available information and certain assumptions that VTAK believes are reasonable under the circumstances.

The unaudited pro forma combined financial information is provided for informational purposes only and may not be indicative of the operating results that would have occurred if the Transaction had been completed as of the dates set forth above, nor is it indicative of the future results of VTAK following the Transaction. In determining the estimate of fair values of assets acquired and liabilities assumed of Fly Flyte, VTAK used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. There can be no assurances that the valuations will not result in material changes to this purchase price allocation. Any increase or decrease in fair values of the net assets as compared with the unaudited pro forma combined financial information may change the amount of the total acquisition consideration allocated to goodwill and other assets and liabilities and may impact the unaudited pro forma combined statements of operations due to adjustments in the depreciation and amortization expense of the adjusted assets.

Note 2. Accounting Policies and Reclassifications

During the preparation of this unaudited pro forma combined financial information, VTAK management performed a preliminary review of Fly Flyte's financial information to identify differences in accounting policies compared to those of VTAK and differences in financial statement presentation compared to the presentation of VTAK. At the time of preparing the unaudited pro forma combined financial information, other than the adjustments described herein, VTAK is not aware of any other material differences. However, VTAK will continue to perform its detailed review of Fly Flyte's accounting policies. Upon completion of that review, differences may be identified between the accounting policies of VTAK and Fly Flyte that, when conformed, could have a material impact on the unaudited pro forma combined financial information.

Note 3. Transaction Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2025

The adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2025 are as follows:

A.

Reflects the purchase consideration allocation adjustments to record Fly Flyte’s assets and liabilities at estimated fair value based on the consideration conveyed. The related adjustments to the statement of operations are discussed in the subsequent notes below. The purchase consideration was allocated among the identified net assets to be acquired. Goodwill is expected to be recognized as a result of the Transaction, which represents the excess fair value of consideration over the fair value of the underlying net assets of Flyte. This was considered appropriate based on the determination that the Transaction would be accounted for as a business acquisition under ASC 805. The estimates of fair value are based upon valuation assumptions, and are believed to be reasonable, but are inherently uncertain. As a result, actual results may differ from estimates, and the difference may be material. The primary area of estimate that is not yet finalized include the valuation of the identifiable intangible assets deferred income taxes. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following is an estimate of the assets acquired and the liabilities assumed by VTAK in the Transaction, reconciled to the estimated purchase consideration with exception of property and equipment and leases. VTAK used the net book value of the property and equipment as the fair value has not yet been determined:

(in thousands)	As of December 31, 2025
Cash and cash equivalents	$26
Accounts receivable	2
Property and equipment	56
Operating lease right-of-use assets	557
Other non-current assets	52
Intangible assets	7,450
Total assets	$8,143
Accounts payable	55
Accrued expenses	639
Deferred revenue	35
Current portion of operating lease liabilities	332
Current portion of notes payable	450
Current portion of notes payable due to related parties	365
Convertible notes payable, at fair value	964
Notes payable	64
Operating lease liabilities	234
Deferred tax liability	368
Net assets acquired	4,637
Goodwill	10,116
Fair value of consideration transferred	$14,753

The following is a summary of the purchase consideration:

(in thousands)	As of December 31, 2025
Cash consideration	$1,239
Fair value of promissory note	4,788
Fair value of Series D Preferred Stock	5,778
Fair value of existing equity interest (a)	2,948
Fair value of consideration transferred	$14,753

(a)

In accordance with ASC 805-10-25-10, VTAKs previously held equity interest in Fly Flyte was remeasured to its acquisition-date fair value, with the loss recognized in earnings on the acquisition date. The fair value of the previously held interest was estimated at $2.9 million based on the per-share price implied by the contemporaneous acquisition of the 80.02% interest from the Seller. This estimated remeasurement loss of approximately $2.3 million is non-recurring in nature and has not been reflected in the unaudited pro forma combined statement of operations.

B.

Reflects deferred income tax liabilities resulting from preliminary fair value adjustments. The estimate of deferred tax liabilities was determined based on the estimate of book and tax basis differences of the net assets acquired using the blended statutory rate of 24.7%, which was partially offset by the release of VTAK’s valuation allowance, as the deferred tax liability recognized in purchase accounting represents a source of future taxable income that supports realization of VTAK’s net operating loss carryforwards, resulting in an effective rate of 5.0% of the related fair value adjustments. The accounting for opening balance sheet deferred income taxes is preliminary. The estimates may differ from amounts ultimately calculated after completing a detailed analysis, and the difference could have a material effect on the unaudited pro forma combined financial information.

C.	Reflects the accrual of transaction costs incurred by VTAK in connection with the Transaction, consisting of legal fees.

D.	Reflects the net cash proceeds of $3.7 million from the issuance of 392,608 shares of Common Stock and 3,470 shares of Series C-1 Convertible Preferred Stock in connection with the Private Placements.

Note 4. Adjustments to the Unaudited Pro Forma Combined Statement of Operations for Year Ended December 31, 2025

AA.	Reflects the reclassification to Fly Flyte historical financial statements to conform to VTAKs financial statement presentation.

BB.	Reflects the nonrecurring transaction costs incurred by VTAK in connection with the Transaction, consisting of legal fees.

CC.	Reflects the amortization of the intangible assets. For purposes of the unaudited pro forma combined financial information, the intangible assets useful lives ranging from 5 to 15 years.

DD.

Reflects the accretion of the debt discount on the promissory note issued to the Seller under the effective interest method. The promissory notes nine-month installment schedule is assumed to have run from January 1, 2025 through approximately September 30, 2025; accordingly, the entire $0.2 million of debt discount amortizes within the year ended December 31, 2025.

EE.	Reflects the increase in shares of VTAKs Common Stock in connection with the February Private Placement.